EXHIBIT 12.2

              CENTRAL POWER AND LIGHT COMPANY
        RATIO OF EARNINGS TO COMBINED FIXED CHARGES
               AND PREFERRED STOCK DIVIDENDS
         FOR THE TWELVE MONTHS ENDED JUNE 30, 1996
                  (Thousands Except Ratio)
                        (Unaudited)


Operating Income                                            $283,388

Adjustments:
  Income taxes                                                68,663
  Provision for deferred income taxes                         22,509
  Deferred investment tax credits                             (5,789)
  Utility plant development costs, net of tax                (15,481)
  Other income and deductions                                  7,515
  Allowance for borrowed and equity funds
    used during construction                                   3,428
  Mirror CWIP amortization                                    20,500

        Earnings                                            $384,733


Fixed Charges:
  Interest on long-term debt                                $113,776
  Interest on short-term debt and other                       19,707
  Preferred stock dividend requirements                       21,057

        Fixed Charges and Preferred Requirements            $154,540


Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends                                 2.49